                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                            LOGAN INTERNATIONAL CORP.

                                (Name of Issuer)

                          Common Stock, $0.01 Par Value

                         (Title of Class of Securities)

                                   54100P 10 0

                                 (CUSIP Number)

    Check the following box if a fee is being paid with this statement [ ].

CUSIP No.    54100P 10 0

1)       Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above
         Persons

         EMPLOYEE TRUST OF BALLINGER

2)       Check the Appropriate Row if a Member of a Group

         (a)___________________________________________________________________
         (b)___________________________________________________________________

3)       SEC Use Only__________________________________________________________

4)       Citizenship or Place of Organization      BRITISH COLUMBIA

         Number of                          (5) Sole Voting Power              NONE
         Shares Bene-
         ficially                           (6) Shared Voting Power            NONE
         Owned by
         Each Reporting                     (7) Sole Dispositive Power         NONE
         Person
         With                               (8) Shared Dispositive Power       NONE

9)       Aggregate Amount Beneficially Owned by Each Reporting Person          NONE

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         ______________________________________________________________________
11)      Percent of Class Represented by Amount in Row (9)       N/A

12)      Type of Reporting Person                                 OO

ITEM 1.

         (a)      NAME OF ISSUER:  Logan International Corp.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  400 Burrard Street, Suite 1250
                  Vancouver, British Columbia, Canada V6C 3A6

ITEM 2.

         (a)      NAME OF PERSON FILING:  Employee Trust of Ballinger

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  400 Burrard Street, Suite 1250
                  Vancouver, British Columbia, Canada V6C 3A6

         (c)      CITIZENSHIP: British Columbia

         (d)      TITLE OF CLASS OF SECURITIES: Common Stock

         (e)      CUSIP NUMBER: 54100P 10 0

ITEM 3.           FILINGS PURSUANT TO RULE 13d-1(b) OR 13d-2(b)

                           Not applicable

ITEM 4.           OWNERSHIP

                           Not applicable

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                           Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                           Not applicable

ITEM 10.          CERTIFICATION

                           Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                July 10, 1996
                                  ------------------------------------------
                                                   (Date)

                                      EMPLOYEE TRUST OF BALLINGER

                                      By:   /s/ Samuel Lee
                                  ------------------------------------------
                                                 (Signature)

                                                Samuel Lee, Director
                                  ------------------------------------------
                                               (Name and Title)